PROSPECTUS SUPPLEMENT                                      File No. 333-52822
----------------------                                         Rule 424(b)(3)

(To Prospectus Supplement and Prospectus dated January 24, 2001)
Prospectus Supplement Number:  2196

                           MERRILL LYNCH & CO., INC.

                          MEDIUM-TERM NOTES, SERIES B
                  Due Nine Months or More from Date of Issue

                               Fixed Rate Notes


Principal Amount:         $500,000,000

Commission:               0.350%

Issue Price:              100.00%

Proceeds:                 $498,250,000.00

Cusip Number:             59108Y LN 9

Interest Rate:            5.36% per annum

Original Issue Date:      February 1, 2002

Stated Maturity Date:     February 1, 2007

Interest Payment Dates:   Each February 1st and August 1st, commencing on
                          August 1, 2002, subject to following business day
                          convention.
Repayment at the Option
of the Holder:            The Notes cannot be repaid prior to the
                          Stated Maturity Date.
Redemption at the Option
of the Company:           The Notes cannot be redeemed prior to the
                          Stated Maturity Date.

Form: The Notes are being issued in fully registered book-entry form.

Trustee:                  JPMorgan Chase Bank

Underwriters:             Merrill Lynch, Pierce, Fenner & Smith Incorporated
                          ("MLPF&S"), HSBC Securities (USA) Inc. and
                          Barclays Capital Inc. (the "Underwriters"), are acting as principals in this transaction.
                          MLPF&S is acting as the Lead Underwriter.

                          Pursuant to an agreement, dated January 31, 2002 (the "Agreement"), between the Company and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                          Underwriters                           Principal Amount of the Notes
                          ------------                           ------------------------------
                          Merrill Lynch, Pierce, Fenner & Smith       $485,000,000
                                      Incorporated
                          HSBC Securities (USA) Inc.                    $7,500,000
                          Barclays Capital Inc.                         $7,500,000
                                                                      ------------
                                                        Total         $500,000,000

                          Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                          The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue
                          Price listed above.  After the initial public offering, the Issue Price may be changed.

                          The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Dated:                    January 29, 2002